Exhibit 99.1

WORLD SURVEILLANCE GROUP
ISSUES LETTER TO SHAREHOLDERS

KENNEDY SPACE CENTER, FL – June 12, 2014 -- (US-RET) Lt. Colonel Drew West, the Chairman of the Board of Directors of World Surveillance Group Inc. (OTC.PK: WSGI), a developer of lighter-than-air unmanned aerial systems (UAS), has issued a letter to shareholders. Lt. Colonel West was appointed Chairman of WSGI on June 5, 2014.

June 12, 2014

Dear Shareholders,

I’d like to take this opportunity to thank you for your ongoing commitment to WSGI.  I also wanted to let you know how excited I am to work with a company that has been a partner of mine for the past couple years and with a management team that I have so much admiration for.  The accomplishments made by the team in the past few years have been impressive.  That being said, we have a tremendous amount of work to do in an effort to reach our goals and improve our Company’s performance.  I am confident that my years of military experience combined with my success in the private sector will compliment those of the management team so that we can work together for the growth and success of WSGI.

I am pleased to report that we have several pro-active initiatives related to the commercialization of the Argus One airship. As identified on WSGI’s website, the Argus One is undergoing several operational assessments by members and associates of the Ohio Lighter Than Air UAS Consortium.  The Consortium is presently focused on developing a new propulsion system and a set of Argus One-specific sensor and payload options to enhance its performance and marketability.   So far, the Consortium consists of industry partners and research entities and supporting associates.   By fourth quarter this year, we believe the academic team of the Consortium should be on-line with at least one or more major university research departments committed to contributing to the project.    Various tests and flight demonstrations will likely continue through 2014.

Concurrently, WSGI leadership is executing a market evaluation as to the relevancy of the intended applications of the Argus One, and new possibilities for untethered lighter-than-air UAS in regards to intelligence, surveillance and reconnaissance, communications, data distribution and cyber security.  We have already had several productive conversations with representatives from the worlds of business, government and academia, including subject matter experts on unmanned stratospheric operations.   These discussions should issue in an updated business case document for viable military and commercial applications by end of the third quarter 2014 that will further clarify and focus our on-going sales efforts for the Argus One.

In regards to our GTC business, GTC is witnessing a very strong and increasing global demand for its mobile satellite services (MSS) products. The number of customer transactions for MSS product orders has increased by approximately 525% for the first five months of 2014 compared to the same period in 2013 and non-related party revenue from sales of MSS products has increased by over 945% for the first five months of 2014 compared to the same period in 2013.

We have also seen significant growth in sales of Globalstar related products, specifically simplex airtime which has seen an increase of more than 900% for the first five months of 2014 compared to the same period in 2013. This is due primarily to GTC having secured a number of very profitable tracking contracts during the past year, some of which were awarded directly as a result of GTC’s advanced mapping portal, GTCTrack. This portal is proving to be very popular with customers that require a single platform for monitoring and tracking a wide range of GPS satellite tracking devices.

During late 2013, GTC began selling a small number of its products on Amazon.com, with the majority of products being fulfilled by Amazon directly to customers. Sales through Amazon have helped to contribute towards the significant jump in GTC revenue during 2014 to date. Amazon.com shipped GTC products to more than 550 customers in the first five months of 2014.

The significant jump in our recent MSS revenue is a result of a large global market for the products we sell. GTC has a worldwide customer base as the majority of the products sold by us can operate anywhere in the world. We have achieved these results with very limited resources and personnel. I believe we can significantly increase our MSS revenues going forward by expanding our website product range, increasing investment in Google AdWords, expanding our range of products on Amazon.com, opening an identical store on Amazon.ca and recruiting additional personnel globally to pursue new business opportunities and address the increasing number of inquiries we receive 24 hours a day from all over the world. Additionally, we intend to aggressively pursue significant new tracking business opportunities that have been presented to us that could prove highly profitable going forward.

As of June 5, 2014, WSGI completed a share exchange resulting in our ownership of 10 million shares of Series D Convertible Preferred Stock of Drone Aviation Holding Corp. (OTC.PK: DRNE).  We will hold this valuable asset for future business initiatives.

In addition to the re-focus on the various sectors of our business, WSGI is also committed to the review of and improvement in our balance sheet and the pursuit of acquisition opportunities beneficial to the Company.  This is an exciting time to be at WSGI and I look forward to serving the shareholders and working with my fellow WSGI teammates to reward your long-standing loyalty.

For additional information about WSGI, please visit www.wsgi.com.

About World SurveillanceGroup Inc.

World Surveillance Group Inc. (WSGI) designs, develops, markets and sells lighter-than-air advanced UAS capable of carrying payloads that provide semi-persistent intelligence, surveillance and reconnaissance ("ISR"), security and/or wireless communications solutions at low and mid altitudes. WSGI's aerial assets are designed for integration with electronics systems and other high technology payloads for use by government-related and commercial entities that require real-time ISR or communications support for military, homeland defense, border control, drug interdiction, natural disaster relief, maritime and environmental missions. For more information regarding WSGI, please visit www.wsgi.com, or view our reports and filings with the Securities and Exchange Commission on http://www.sec.gov.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include those regarding the ability of the Consortium members to further develop and/or commercialize the Argus One, the consortium members’ ability to attract an academic team to work on the Argus One, the addition of any new Consortium members, the Company’s ability to meet any specific identified dates or deadlines related to the Argus One development or the Consortium’s actions, the success of any tests or demonstrations or any dates therefore, the Company’s ability to benefit from the other Consortium members skills or expertise, the expected payloads or systems to be carried on the Argus One, the suitability of the Argus One for any particular application, the ability of the Argus One to satisfy customer demands or requirements or meet any specific challenges, the ability of the Argus One to function in accordance with its design expectations, the ability to grow GTC’s MSS revenues or the continued expansion of GTC’s business by any particular means if at all, the demand for any of GTC’s products, the ability of GTC’s products to satisfy customer demands or requirements or meet any specific challenges, the ability of GTC to expand its customer base or acquire any particular business opportunity, the further advancement, development or commercialization of the Company's other products, the capabilities, characteristics and advantages of, and costs related to, the Company's technology, products and services, the ability of the Company to improve its balance sheet or acquire relevant companies, and the ability of the Company to execute on its strategies or to accomplish any of its goals or objectives. The words "forecast," "project," "intend," "expect," "plan, " "should," "would," and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, any of which could cause the Company to not achieve some or all of its goals or the Company's previously reported actual results, performance (finance or operating) to change or differ from future results, performance (financing and operating) or achievements, including those expressed or implied by such forward-looking statements. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Contact:

Barbara M. Johnson
World Surveillance Group Inc.
321-452-3545
investors@wsgi.com